UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


             	   Under the Securities Exchange Act of 1934
                                (AMENDMENT NO.  9  )*

                                LNB Bancorp, Inc.
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                                (Name of Issuer)


                          	 Common Shares
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                         (Title of Class of Securities)


                                   502100 10 0
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                                 (CUSIP Number)

                                 December 31, 2005
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       (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to
                  which this Schedule is filed:

                  /X/ Rule 13d-1(b)

                  / / Rule 13d-1(c)

                  / / Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subjectclass of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).





CUSIP NO. 	502100 10 0


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    1    NAMES OF REPORTING PERSONS
         I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Lorain National Bank, Trustee

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    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                        Not applicable
(a) [   ]

(b) [   ]
- ---------------------------------------------------------
    3    SEC USE ONLY

- ---------------------------------------------------------
    4    CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States of America
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NUMBER OF        5    SOLE VOTING POWER
SHARES 	                                        89,019
BENEFICIALLY                            -------------------
OWNED BY         6    SHARED VOTING POWER
EACH  	                                             0
REPORTING                               -------------------
PERSON WITH      7    SOLE DISPOSITIVE POWER
                                               361,636
                                        -------------------
                 8    SHARED DISPOSITIVE POWER
                                               320,571
                                        -------------------
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    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON

         682,207
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   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES

/ /      -0-
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   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         10.49%
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   12    TYPE OF REPORTING PERSON

         BK
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Item 1(a).      Name of Issuer:
                                        LNB Bancorp, Inc.

Item 1(b).      Address of Issuer's Principal Executive Offices.

                                        457 Broadway
                                        Lorain Ohio 44052-1739

Item 2(a).      Name of Person Filing

                      Lorain National Bank, Trustee


Item 2(b). Address of Principal Business Office or, if none, Residence:

                        457 Broadway
                        Lorain Ohio 44052-1739

Item 2(c).      Citizenship of Person Filing

                        United States of America

Item 2(d).      Title of Class of Securities

                        Common Stock

Item 2(e).      CUSIP Number

                        502100 10 0

Item 3.	If this statement is filed pursuant to rules
13d-1(b), Or 13d-2(b) or (c), check whether the person filing is a:

     (b)     /X/      Bank as defined in section 3(a)(6) of
                      the Act (15 U.S.C. 78c).

Item 4.	Ownership.  Provide the following information
regarding the aggregate number and percentage of class of securities of the issuer identified item 1.

        (a).  Amount Beneficially Owned: 682,207

        (b).  Percent of Class:  10.49%

        (c).  Number of shares as to which person has:

                (i)   Sole power to vote or to direct vote:
                                         89,019
                (ii)  Shared power to vote or to direct the vote:
                                              0
                (iii) Sole Power to dispose or to direct the
                      disposition of:   361,635
                (iv)  Shared power to dispose of or to direct the
                      disposition of:   320,571

Item 5.	  Ownership of Five Percent or less of a class:

                    Not applicable

Item 6.	Ownership of More than Five percent on Behalf
of Another Person:

                    Not applicable

Item 7.	Identification and Classification of the
Subsidiary which acquired the Security Being
Reported on By The Parent Holding Company.

                    Not applicable

Item 8.	Identification and Classification of Members of
the Group

                    Not applicable

Item 9.	Notice of Dissolution of Group.

                    Not applicable

Item 10.  Certifications

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                Dated:  February 14, 2006

                                Lorain National Bank, Trustee

                                By: /s/Thomas H. Eschke
                                    -----------------------------
                                    Signature

                                    Thomas H. Eschke, AVP / Trust
                                    Operations & Tax Officer
                                    -----------------------------
                                    Name/Title

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